Exhibit 15.3

We hereby consent to the incorporation by reference in this Form 20-F of our report dated August 7, 2013 except for the “Combined statement of cash flows for the year ended 31 December 2012”, paragraphs “Basis of consolidation”, “Investments” and “Investment property” included in Note 1 “Accounting policies”, paragraph “Estimates and assumptions”, included in Note 2 “Critical accounting estimates and judgments”, Note 7 “Expenses by nature”, Note 9 “Tax expense”, Note 12 “Investment property”, Note 14 “Investments”, Note 19 “Loans and borrowing”, Note 20 “Provisions”, Note 25 “Related party transactions” and Note 27 “Events after the reporting date”, which are dated September 4, 2013, relating to the combined financial statements of the Bell Group, comprising Ellegi S.r.l. and GSI S.r.l. (together with their subsidiaries Magfin S.r.l., Dieci Re S.r.l., Delfin S.r.l. and Sim S.r.l.); our report dated August 1, 2013 except for the Statements of Revenue and Certain Expenses, footnotes “Revenue Recognition”, “Expense Recognition” and “IFRS-Reconciliation from previous GAAP to IFRS” included in the note 2 “Basis of Presentation and Significant Accounting Policies” , which are dated September 4, 2013 relating to the statement of revenue and certain expenses of the Seba S.r.l. Portfolio; and our report dated August 1, 2013 except for the Statements of Revenue and Certain Expenses, footnote “Revenue Recognition” and footnote “Expense Recognition” included in the note 2 “Basis of Presentation and Significant Accounting Policies” , which are dated September 4, 2013 relating to the statement of revenue and certain expenses of the Nova S.r.l. Portfolio which are incorporated by reference in this Form 20-F.

We also consent to the reference to us under the caption “Experts” in this report.

Milan, December 27, 2013

BDO S.p.a.

/s/ Maurizio Vanoli

Maurizio Vanoli

Partner